Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 7, 2012
Relating to Preliminary Prospectus dated November 29, 2012
Registration Statement No. 333-184555

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. SUBSIDIARY APPROVED TO WRITE

PROPERTY AND CASUALTY INSURANCE IN NORTH CAROLINA; RECEIVES

ASSESSMENT AND ANNOUNCES RECOUPMENT PLAN

St. Petersburg, FL – December 7, 2012: United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, announced today that the North Carolina Department of Insurance approved United Property & Casualty Insurance Company (UPC), one of its wholly-owned subsidiaries, to write property and casualty insurance in the state as an admitted carrier. This brings the total number of states in the U.S. covered by UPC to five, along with Florida, South Carolina, Massachusetts, and Rhode Island.

United Property & Casualty Insurance Company expects to continue its expansion program and is in varying stages of discussion with other state insurance regulatory authorities regarding its desire to write property insurance in other states.

The Company also announced today that UPC received a mandatory assessment from the Florida Insurance Guaranty Association, Inc. (FIGA), a nonprofit corporation created by the Florida legislature. The assessment, which was approved by the Florida Office of Insurance Regulation, is equal to 0.9% of UPC’s net direct written premiums in Florida for the 2011 calendar year and is applicable to all members of FIGA’s “All Other Account,” which includes UPC.

The assessment is expected to result in a pre-tax charge to consolidated operations of $1.6 million in the fourth quarter of 2012. The mandatory assessment is expected to be fully recouped through a surcharge on UPC’s Florida policies, pursuant to a filing that will be submitted to the Florida Office of Insurance Regulation and the Company expects it will have a positive impact on operating results over a twelve-month period beginning February 1, 2013.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services homeowners insurance in Florida, South Carolina, Massachusetts, and Rhode Island and is licensed to write in North Carolina. From its headquarters in St. Petersburg, United’s team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

United Insurance Holdings Corp. December 7, 2012	Page 2

Cautionary Statements

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-8863.

This prospectus is available at http://www.sec.gov/Archives/edgar/data/1401521/000119312512484392/d420389ds1a.htm

This press release includes “forward looking statements” that are subject to risks and uncertainties. Such forward looking statements relate to future events or performance, but reflect United management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see United’s securities filings, including its 2011 Annual Report under the heading Risk Factors in the Management’s Discussion and Analysis section. Except as expressly required by applicable securities law, United disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com